Exhibit 99.1

Delwinds Insurance Acquisition Corporation Announces Pricing of $175,000,000 Initial Public Offering

Houston, TX, Dec. 10, 2020 (GLOBE NEWSWIRE) -- Delwinds Insurance Acquisition Corporation (the “Company”) announced today that it priced its initial public offering of 17,500,000 units at $10.00 per unit. The units will be listed on the New York Stock Exchange (“the NYSE”) and trade under the ticker symbol “DWIN.U” beginning December 11, 2020. Each unit consists of one share of the Company’s Class A common stock and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Company expects that its Class A common stock and warrants will be listed on the NYSE under the symbols “DWIN” and “DWIN.WS,” respectively.

The Company is a newly organized blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which we refer to as our initial business combination. While the Company may pursue an initial business combination target in any industry, it intends to focus its search on businesses in the insurtech, traditional insurance and insurance-related products and services industries. The Company is led by Chairman and Chief Executive Officer Andrew J. Poole.

RBC Capital Markets, LLC and Cantor Fitzgerald & Co. are acting as joint bookrunning managers for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 2,625,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained, when available, by contacting RBC Capital Markets, LLC, 200 Vesey Street, 8th Floor, New York, NY 10281-8098; Attention: Equity Syndicate; Phone: 877-822-4089; Email: equityprospectus@rbccm.com; and Cantor Fitzgerald & Co., Attention: Capital Markets, at 499 Park Avenue, 5th Floor, New York, New York 10022; Email: prospectus@cantor.com.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission (the "SEC") on December 10, 2020.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and preliminary prospectus for the offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:
Delwinds Insurance Acquisition Corp.
Bryce Quin
bryce@delwinds.com